UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2016

R. R. DONNELLEY & SONS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-4694	36-1004130
(Commission File Number)	(IRS Employer Identification No.)

35 West Wacker Drive,
Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

(312) 326-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosures.

On September 9, 2016, R. R. Donnelley & Sons Company (“RR Donnelley”) announced further information regarding the anticipated capitalization and certain expected terms of credit agreements, including allowable restricted payments for each of RR Donnelley, LSC Communications, Inc. (“LSC”) and Donnelley Financial Solutions, Inc. (“Donnelley Financial”) to be effective upon the consummation of the previously announced spinoff transactions, which RR Donnelley expects to complete in October 2016.

At the time of the spinoff transactions, Donnelley Financial and LSC intend to incur debt of $650 million and $825 million, respectively, through a combination of either or both senior notes and term loans, with the net proceeds being used to reduce existing debt at RR Donnelley. With respect to long-term targeted leverage ratios, Donnelley Financial is expected to target a range of 2.25x – 2.75x and LSC is expected to target a range of 1.75x – 2.25x. The expected long-term targeted leverage ratio at RR Donnelley is a range of 2.25x – 2.75x. However, the leverage ratios at each of Donnelley Financial, LSC and RR Donnelley could be materially different from time to time, and for Donnelley Financial and RR Donnelley could be materially higher immediately following the spinoff transactions. RR Donnelley expects to retain 19.25% of common stock in each of Donnelley Financial and LSC, which RR Donnelley intends to dispose of within 12 months from the date of the spinoff transactions.

LSC and Donnelley Financial expect that the credit agreement governing their respective senior secured credit facilities and the indenture that will govern any senior notes will contain a number of significant restrictions and covenants that limit their ability to incur additional debt; pay dividends, make other distributions or repurchase or redeem their respective capital stock; prepay, redeem or repurchase certain debt; make loans and investments; sell, transfer or otherwise dispose of assets; incur or permit to exist certain liens; enter into certain types of transactions with affiliates; enter into agreements restricting their respective subsidiaries’ ability to pay dividends; and consolidate, amalgamate, merge or sell all or substantially all of their respective assets.

RR Donnelley is currently subject to a number of covenants in its existing credit agreement, including a minimum interest coverage ratio and a maximum leverage ratio, that, in part, restrict RR Donnelley’s ability to incur additional indebtedness, create liens, engage in mergers and consolidations, make restricted payments, dispose of certain assets and may also limit the use of proceeds. The RR Donnelley credit agreement generally allows annual dividend payments of up to $225.0 million in aggregate, though additional dividends may be allowed subject to certain conditions.

Prior to the spinoff transactions, the RR Donnelley credit agreement is expected to be amended to contain terms that may limit or prohibit the payment by RR Donnelley of dividends, including a limitation on the payment of dividends to $60 million per annum if RR Donnelley’s leverage ratio exceeds 2.25:1:00. The terms of the agreements governing LSC’s and Donnelley Financial’s new debt or debt that they may incur in the future may limit or prohibit the payment of dividends, including an expected limitation on the payment of dividends to $50 million per annum for LSC and $15 million per annum for Donnelley Financial. There can be no guarantee that any of the companies will be able to obtain financing on such terms, if at all. Under certain circumstances such limits may be increased.

Until the spinoff transactions are complete, the current dividend policy and terms of the credit agreement of RR Donnelley will remain in place. The spinoff transactions are subject to certain conditions, including, among others, obtaining final approval from the Board of Directors of RR Donnelley, receipt of a favorable opinion with respect to the tax-free nature of the transactions for U.S. federal income tax purposes and the effectiveness of the Form 10 filings with the Securities and Exchange Commission (SEC).

With respect to each company’s dividend policy, the timing, declaration, amount and payment following the spinoff transactions of any dividends to RR Donnelley, LSC or Donnelley Financial stockholders will fall within the discretion of their respective Board of Directors and there can be no assurance that any of the companies will pay dividends in the future or if they do pay a dividend following the spinoff transactions that they will continue to do so. As discussed above, each company is in the process of negotiating new credit agreements with lenders that it expects will allow each of them to pay a dividend at levels commensurate with their respective industry peers.

While following the spinoff transactions, each company expects to pay a regular dividend in line with their respective industry practices after considering the dividend levels within their respective peer groups and overall within the equity markets, the payment of future dividends will depend on many factors, including each company’s financial condition, legal requirements and other factors that the applicable Board of Directors deems relevant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: September 9, 2016	By:	/s/ Suzanne S. Bettman
	Name:	Suzanne S. Bettman
	Title:	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer